Exhibit 4.18

FIFTEENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This Fifteenth Amendment to Revolving Credit and Security Agreement (this “Amendment”) is made as of this 30th day of September, 2021, effective as of July 31, 2021, by and among IBEX GLOBAL SOLUTIONS, INC., formerly known as TRG CUSTOMER SOLUTIONS, INC. d/b/a IBEX Global Solutions, a Delaware corporation (“IBEX”), DIGITAL GLOBE SERVICES, LLC, a Delaware limited liability company (“DGS”), TELSATONLINE, LLC, a Delaware limited liability company (“TelSatOnline”), and 7 DEGREES, LLC, a Delaware limited liability company (“7 Degrees”), and together with IBEX, DGS and TelSatOnline, the “Existing Borrowers”), iSKY, LLC, a Delaware limited liability company and the successor by conversion to iSky, Inc., a Delaware corporation (“Joining Borrower” and together with the Existing Borrowers and with any other Person joined to the Loan Agreement hereafter from time to time as a borrower, collectively the “Borrowers”), the financial institutions which are now or which hereafter become party to the Loan Agreement as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”) and as a Lender.

BACKGROUND

A.On November 8, 2013, Borrowers, Lenders and PNC as a Lender and as Agent entered into that certain Revolving Credit and Security Agreement (as same has been or may be amended, restated, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”) to reflect certain financing arrangements between the parties thereto.  All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement.

B.Borrowers have informed Agent and Lenders that (I) the Equity Interests of ISKY have  been contributed to Holdings by its corporate parent, with subsequent contribution of the Equity Interests by Holdings to IBEX, resulting in ISKY as a wholly-owned subsidiary of IBEX effective July 30, 2021, (II) the outstanding ISKY balance in the amount of $618,141.00 due to IBEX Limited, a Bermuda entity (“Limited”) shall be assigned to DGS, (III) the outstanding ISKY loan in the amount of $8,898,486 payable to Limited shall be assigned to DGS, (IV) the outstanding DGS Limited, a Bermuda entity (“DGS Limited”) loan in the amount of $7,400,000 payable to DGS shall be assigned to Limited, (V) the outstanding DGS Limited balance in the amount of $1,647,094 due to DGS shall be assigned to Limited, (VI) the outstanding DGS Limited balance in the amount of $21,575 due to TelSatOnline shall be assigned to Limited, (VII) the outstanding 7 Degrees balance in the amount of $226,530 due to DGS Limited shall be assigned to Limited, and (VIII) the outstanding ISKY balance in the amount of $2,495,296 due to IBEX Global Bermuda Ltd. shall be assigned to Limited.  The intercompany transactions stated in subsections (II) through (VIII) are more fully described in Exhibit A (Intercompany Assignments).

C.Borrowers have requested that Agent and Lenders (i) consent to the Intercompany notes as stated in Section B and (ii) modify certain definitions, terms and conditions in the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

Section 1Consent

(a)In reliance upon the documentation and information provided to Agent in connection with the transactions contemplated herein, and notwithstanding anything to the contrary contained in the Loan Agreement, upon the effectiveness of this Amendment, Agent and Lenders hereby consent to items (I) through (VIII) in Section B above.  To the extent, if any, that either (x) the contribution to Holdings by its corporate parent and subsequent contribution by Holdings to IBEX of the Equity Interests of ISKY and/or (y) the conversion, following such contributions of ISKY from a Delaware corporation to a Delaware limited liability company either has violated and/or would violate any provision of the Loan Agreement or any Other Document, Agent and Lenders hereby consent to such transactions and waive any Default or Event of Default, if any, that may have occurred directly and solely as a result thereof on or prior to the date hereof.

(b)This consent shall be effective only as to the items set forth in the preceding paragraph.  This consent shall not be deemed to constitute a consent to the breach by Borrowers of any covenants or agreements contained in the Loan Agreement or any Other Document with respect to any other transaction or matter.  Borrowers agree that the consent set forth in the preceding paragraph (a) shall be limited to the precise meaning of the words as written therein and shall not be deemed (i) to be a consent to, or any waiver or modification of, any other term or condition of the Loan Agreement or any Other Document, or (ii) to prejudice any right or remedy that Agent or Lenders may now have or may in the future have under or in connection with the Loan Agreement of any Other Document, other than with respect to the matters for which the consent in the preceding paragraph (a) has been provided.  Other than as described in this Amendment, the consent described in the preceding paragraph (a) shall not alter, affect, release or prejudice in any way any Obligations under the Loan Agreement or Other Documents.  This consent shall not be construed as establishing a course of conduct on the part of Agent or Lenders upon which the Borrowers may rely at any time in the future.  Borrowers expressly waive any right to assert any claim to such effect at any time.

Section 2Joinder.

(a)	(i) Joining Borrower hereby joins in as, assumes the duties, obligations, indebtedness, liabilities, covenants and undertakings of, adopts the role and rights of, and adopts and agrees to be bound by the duties, obligations, indebtedness, liabilities, covenants and undertakings of, and become a Borrower under the Loan Agreement and the Other Documents, (ii) all references to any “Borrower” or the “Borrowers” contained in the Loan Agreement and the Other Documents are hereby deemed for all purposes to also refer to and include the Joining Borrower as a Borrower or a Borrower, as the case may be, in each case under the foregoing clause (i) and (ii) as if the Joining Borrower was an original signatory to the Loan Agreement and the Other Documents in such capacity, and the Loan Agreement and the Other Documents are hereby deemed amended, as appropriate, to so provide. Without limiting the generality of the provisions of this paragraph, Joining Borrower hereby agrees (x) that it is, and will be, jointly and severally liable as a Borrower for all Revolving Advances, Letters of Credit, Equipment Loans, Term Loans, and other Obligations (including all reimbursement obligations with respect to Letters of Credit) incurred prior to the date hereby by those Persons party to the Loan Agreement as Borrowers from time to time prior to the date hereof, (y) that it will be liable, on a joint and several basis, along with all other Borrowers, for all future Obligations, including, without limitation, all future Revolving Advances, Letters of Credit, Equipment Loans, Term Loans, and other Obligations (including all reimbursement obligations with respect to Letters of Credit) and other liabilities and obligations incurred at any time by any one or more Borrowers under the Loan Agreement and the Other Documents, and (z) it hereby becomes bound by the provisions of Article XV of the Loan Agreement (including without limitation the provisions thereof regarding appointment of IBEX as Borrowing Agent for each Borrower, regarding the joint and several liability of the Borrowers and regarding the waiver by each Borrower of suretyship and similar defenses) and Article XII of the Loan Agreement (including without limitation the provisions thereof regarding certain waivers by Borrowers including waivers of rights to trial by jury).

(b)Without limiting the foregoing paragraph (a), to secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, Joining Borrower hereby assigns, pledges and grants to Agent, for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, specifically including, to the extent such collateral assignment, pledge and grant is not prohibited under the Organizational Documents of any Subsidiary of Joining Borrower, pursuant to a legal and enforceable restriction or prohibition on assignment or pledge that is not rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of the Uniform Commercial Code.

(c) Without limiting the foregoing paragraph (a), Joining Borrower hereby reaffirms all of the covenants applicable to any Borrower contained in the Loan Agreement and the Other Documents, in each case as amended by this Amendment, and covenants to abide thereby (a) for so long as the Loan Agreement is in effect and (b) until the Revolving Commitments have terminated and the Obligations and all other amounts owing to Agent or any Lender thereunder are paid in full in cash (other than contingent indemnification obligations).

(d)Joining Borrower hereby represents and warrants that (i) it has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder and under the Loan Agreement and the Other Documents, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Joinder and all Other Documents executed in in connection herewith, and this Joinder and all Other Documents executed in in connection therewith have been duly executed and delivered on its behalf, (ii) this Joinder and each Other Document executed in connection herewith constitutes the legal, valid and binding obligation of the Joining Borrower, enforceable against the Joining Borrower in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and (iii) the execution and delivery by it of this Amendment and performance by it of this Joinder and the Loan Agreement and the Other Documents (a) are within its company powers, are not in contravention of law or the terms of its Organizational Documents or to the conduct of its business or of any Material Contract or undertaking to which it is a party or by which it is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) do not and will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of the Joining Borrower under the provisions of any agreement, instrument, or other document to which the Joining Borrower is a party or by which it or its property is a party or by which it may be bound.

(e)The Schedules to the Loan Agreement shall be amended and restated by the Amended and Restated Schedules attached to this Amendment as Annex A hereto.

(f)Notwithstanding anything to the contrary provided for herein or in the Loan Agreement or Other Documents, no assets of the Joining Borrower shall constitute Eligible Receivables or otherwise be included in the formula amount unless and until the first day upon which all of the following conditions (the “Joining Borrower BB Conditions”) shall have been satisfied; provided further that, without limiting the generality of the foregoing, it shall be an Event of Default under the Loan Agreement if any of the Joining Borrowing BB Conditions (other than condition #2 set forth below) is not satisfied by the close of business on November 8, 2021 (as any such deadline may be extended in any case or from time to time by Agent in its sole and absolute discretion)

(1)

Delivery to Agent of Amended and Restated Schedules to the Loan Agreement to be attached hereto as Annex A, which such Amended and Restated Schedules shall be acceptable to Agent in its reasonable discretion both as to form and format and also as to the matters disclosed thereon (and at a minimum shall not disclose any information regarding the Joining Borrower or its businesses or their financial condition that is materially and adversely different from the disclosures and information regarding the Joining Borrower, its businesses, and its financial condition previously provided by IBEX to Agent regarding the Joining Borrower);

(2)

The filings by Agent (as secured party) of UCC-1 financing statements against the Joining Borrower (as debtor) in its jurisdiction of organization covering the Collateral of the Joining Borrower (and Agent shall endeavor to make such filings as soon as reasonably possible following the Effective Date);

(3)

Receipt by Agent of a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner, member or manager) of the Loan Parties in form and substance reasonably satisfactory to Agent dated as of the date hereof which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member, or manager) of each Borrower authorizing (x) the execution, delivery and performance of this Amendment and all other agreements, instruments or other documents required hereby (collectively, the “Amendment Documents”), and (y) the granting by the Joining Borrower of the security interests in and liens upon its Collateral to secure all of the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers (or other equivalent partners, managers or members of each Borrower authorized to execute this Joinder and the Amendment Documents, (iii) copies of the Organizational Documents of each Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of each Borrower in its jurisdiction of organization, as evidenced by a good standing certificate (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the date hereof, issued by the Secretary of State or other appropriate official of such jurisdiction;

(4)

Receipt by Agent of updated insurance certificates and updated insurers’ endorsements with respect to the property/casualty and liability insurance policies of the Existing Borrowers reflecting the addition of the Joining Borrower to such insurance policies.

Section 3Amendments to Loan Agreement.  On the Effective Date (as defined below):

(a)New Definitions.  The following defined terms shall be added to Section 1.2 of the Loan Agreement in the proper alphabetical order:

“Fifteenth Amendment” shall mean that certain Fifteenth Amendment to Revolving Credit and Security Agreement, dated as of the Fifteenth Amendment Date, by and among Borrowers, Lenders and Agent.

“Fifteenth Amendment Date” shall mean September 30, 2021, effective as of July 31, 2021.

“ISKY” shall mean ISKY, LLC, a Delaware limited liability company and the successor by conversion to iSky, Inc., a Delaware corporation.

(b)Libor Notification.  A new Section 1.5 “LIBOR Notification” is hereby added to the Loan Agreement as follows:

1.5 Libor Notification. Section 3.12 “Successor Libor Rate Index” of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "LIBOR Rate" or with respect to any alternative or successor rate thereto, or replacement rate therefor.

(c)Successor Libor Rate Index. A new Section 3.12 “Successor Libor Rate Index” is hereby added to the Loan Agreement as follows:

3.12 Successor Libor Rate Index.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in the Other Documents, if the Agent determines that a Benchmark Transition Event or an Early Opt-in Event has occurred, the Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement; and any such amendment will become effective at 5:00 p.m. New York City time on the fifth (5th) Business Day after the Agent has provided such proposed amendment to all Lenders, so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  Until the Benchmark Replacement is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided, however, during a Benchmark Unavailability Period (i) any pending selection of, conversion to or renewal of a LIBOR Rate Loan that has not yet gone into effect shall be deemed to be a selection of, conversion to or renewal of a Domestic Rate Loan, (ii) all outstanding LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans at the expiration of the existing Interest Period (or sooner, if Agent cannot continue to lawfully maintain such affected LIBOR Rate Loan) and (iii) the component of the Alternate Base Rate based upon the LIBOR Rate will not be used in any determination of the Alternate Base Rate.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 3.12 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.12.

(d) Certain Defined Terms. As used in this Section 3.12:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the

Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower (a) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Benchmark Replacement (excluding such spread adjustment) by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such replacement of the LIBOR Rate for U.S. dollar denominated credit facilities at such time and (b) which may also reflect adjustments to account for (i) the effects of the transition from the LIBOR Rate to the Benchmark Replacement and (ii) yield- or risk-based differences between the LIBOR Rate and the Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(1)a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2)a public statement or publication of information by a Governmental Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate or a Governmental Body having jurisdiction over the Agent announcing that the LIBOR Rate is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no

Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 3.12 and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 3.12.

“Early Opt-in Event” means a determination by the Agent that U.S. dollar denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 3.12, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

Section 4Representations, Warranties and Covenants of Borrowers

Each Borrower (including the Joining Borrower) hereby represents and warrants to and covenants with the Agent and the Lenders that:

(a)such Borrower reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the Other Documents (as described and defined in the Loan Agreement) and confirms that after giving effect to this Amendment all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)such Borrower reaffirms all of the covenants contained in the Loan Agreement (as amended hereby) (including without limitation, all covenants to pay fees, costs and expenses contained therein), covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Loan Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders (other than contingent indemnification obligations which survive termination of the Loan Agreement);

(c)after giving effect to Section 1 hereof, no Default or Event of Default has occurred and is continuing under the Loan Agreement or the Other Documents (as described and defined in the Loan Agreement);

(d)such Borrower has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officer executing this Amendment on its behalf was similarly authorized and empowered, and that this Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any material contract or agreement to which it is a party or by which any of its properties are bound; and

(e)this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 5Amendment Fee.

As consideration of the agreements of Agent and Lenders provided for herein, Borrowers shall pay to Agent, for the ratable benefit of the Lenders, an amendment fee of $20,000 (the “15th Amendment Fee”), which such fee shall be fully-earned and non-refundable (under any circumstances) and due and payable in full immediately upon the execution and delivery of this Amendment by the parties hereto.

Section 6Conditions Precedent/Effectiveness Conditions

This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Effective Date”):

(a)Agent shall have received this Amendment fully executed by the Existing Borrowers and the Joining Borrower;

(b)No Default or Event of Default shall have occurred and be continuing under the Loan Agreement;

(c)Execution and delivery by all Borrowers (including the Joining Borrower) of Fifth Amended and Restated Revolving Credit Note; and

(d)Receipt by Agent of UCC and other Lien searches acceptable to Agent in its discretion with respect to the Joining Borrower as necessary to confirm to the satisfaction of Agent that there are no Liens on any of the assets and Equity Interests of the Joining Borrower other than Permitted Liens.

(e)Payment by Borrowers of (x) the 15th Amendment Fee, and (y) all fees, costs and expenses (including without limitation any and all legal fees and expenses) incurred by Agent in the negotiation, preparation and execution of this Amendment (all collectively under clauses (x) and (y) the “Amendment Fees and Costs”).  Borrowers hereby authorize Agent to charge Borrowers’ Account with the amount of all Amendment Fees and Costs in satisfaction thereof, and requests that Lenders make one or more Revolving Advance(s) consisting of Domestic Rate Loan(s) on or after the date hereof in an aggregate amount equal to the total amount of all such Amendment Fees and Costs, and that Agent disburse the proceeds of such Revolving Advance(s) in satisfaction thereof.

Section 7Further Assurances

(a)Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

(b)Without limiting the generality of the foregoing paragraph (a), Borrowers hereby covenant and agree that, no later than November 30, 2021, the Joining Borrower shall have established and transitioned all of its primary cash management services and cash management accounts, including all of its deposit accounts used for collections, remittances, and payments with respect to its Receivable, to Agent and shall thereafter maintain such cash management services and cash management accounts with Agent.

Section 8Payment of Expenses

Borrowers shall pay or reimburse Agent and Lenders for their reasonable fees of external counsel and other expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

Section 9Reaffirmation of Loan Agreement

Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, are hereby reaffirmed and shall continue in full force and effect as therein written.

Section 10Miscellaneous

(a)Third Party Rights.  No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)Headings.  The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)Governing Law.  This Amendment and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.  Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Amendment, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Amendment, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment.  Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 of the Loan Agreement and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction.  Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court.  Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Amendment or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

(e)Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

(f)Confirmation and Release.  Each Borrower hereby acknowledges and confirms that all Obligations (whether representing outstanding principal, accrued and unpaid interest, accrued and unpaid fees or any other Obligations of any kind or nature) currently owing by Borrowers under the Loan Agreement and the Other Documents, as reflected in the books and records of Agent and Lenders as of the date hereof, are unconditionally owing from and payable by Borrowers, and Borrowers are jointly and severally indebted to Agent, Issuer, Lenders and the other Secured Parties with respect thereto, all without any set-off, deduction, counterclaim or defense.  Each Borrower acknowledges and agrees that it has no actual or potential claim or cause of action against Agent, Issuer or any Lender or other Secured Party relating to the Loan Agreement or any Other Document and/or the Obligations arising thereunder or related thereto, in any such case arising on or before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:

IBEX GLOBAL SOLUIONS, INC. f/k/a
TRG CUSTOMER SOLUTIONS, INC.
d/b/a IBEX Global Solutions

By:	/s/ Robert T. Dechant
Robert T. Dechant
Chief Executive Officer

DIGITAL GLOBE SERVICES, LLC
f/k/a DIGITAL GLOBE SERVICES INC.

By:	/s/ Jeffrey Cox
Jeffrey Cox
President

TELSATONLINE, LLC
f/k/a TELSATONLINE INC.

By:	/s/ Jeffrey Cox
Jeffrey Cox
President

7 DEGREES, LLC

By:	/s/ Christy O’Connor
Christy O’Connor
Secretary

iSKY, LLC
f/k/a iSKY, INC.

By:	/s/ Jeffrey Cox
Jeffrey Cox
President

[SIGNATURE PAGE TO FIFTEENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION
as Lender and as Agent

By:	/s/ Jacqueline MacKenzie
Jacqueline MacKenzie
Senior Vice President

[SIGNATURE PAGE TO FIFTEENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]

Exhibit A

(Intercompany Assignments)

[EXHIBIT A TO FIFTEENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]

Annex A

Schedules

[EXHIBIT A TO FIFTEENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT]